Exhibit 3.4
STATE OF DELAWARE
CERTIFICATE OF DOMESTICATION
FROM A NON-DELAWARE CORPORATION
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 388 OF THE
DELAWARE GENERAL CORPORATION LAW

Ascendant Digital Acquisition Corp., a Cayman Islands exempted company, organized and existing under the laws of the Cayman Islands (the “Non-Delaware Corporation”), does hereby certify:

1)	The Non-Delaware Corporation was first formed under the laws of the Cayman Islands on February 11, 2020.

2)	The name of the Non-Delaware Corporation immediately prior to the filing of this certificate of domestication is Ascendant Digital Acquisition Corp.

3)	The name of the Non-Delaware Corporation as set forth in its certificate of incorporation is MarketWise, Inc.

4)	The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Non-Delaware Corporation or any other equivalent thereto under applicable law, immediately prior to the filing of this certificate of domestication is the Cayman Islands.

5)
The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Non-Delaware Corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation has executed this certificate of domestication on the [●] day of [●], 2021.

ASCENDANT DIGITAL ACQUISITION CORP., a Cayman Islands company

Name:	Mark Gerhard
Title:	Chief Executive Officer